Exhibit 99.1

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact
Pam Erickson
617-296-6080
pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact
Brett Goodman
646-521-4406
brett.goodman@etrade.com

E*TRADE FINANCIAL CORPORATION ANNOUNCES COMPLETION OF
AT THE MARKET PROGRAM COMMON STOCK OFFERING

Company Raises Gross Proceeds of $150 Million

New York, September 23, 2009 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) today announced that it has completed its previously announced At The Market (ATM) common stock offering.  Pursuant to this offering, the Company sold 80,226,756 shares of common stock for gross proceeds of $150 million, resulting in net proceeds of approximately $147 million after deducting commissions and offering expenses.  Sandler O’Neill + Partners, L.P. acted as sole distribution agent for the ATM program.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About E*TRADE FINANCIAL
The E*TRADE FINANCIAL family of companies provides financial services including online brokerage and related banking products and services to retail investors.  Specific business segments include Trading and Investing, and Balance Sheet Management.  Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC).  Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.
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Important Notices
E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation.

The Company filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission for the offering to which this communication relates.  Investors are advised to read the prospectus in that registration statement, the prospectus supplement and other documents for more complete information about the Company and the offering.  These documents may be obtained free of charge at www.sec.gov.  Alternatively, a copy of the prospectus supplement and prospectus relating to the offering may be obtained by contacting Sandler O’Neill toll free at 866-805-4128.

© 2009 E*TRADE FINANCIAL Corporation. All rights reserved.